Exhibit 99.1

NEWS RELEASE

Gray Media Raises 3Q 2026 Political Advertising Guidance and Lifts Low End of Total Revenue Range

Atlanta, GA – September 28, 2026, Gray Media, Inc. (“Gray”) (NYSE: GTN) today announced updated financial guidance for the quarter ending September 30, 2026, updating guidance originally issued on August 7, 2026. The update is being provided in connection with lender meetings to potentially refinance its credit facility and presentations to investors it may make from time to time. While Gray is in the process of finalizing its third quarter financial results, the following updated estimates reflect the most current operational information and expectations available to the company as of the date of this release. For the estimates not listed below, our original guidance issued on August 7, 2026, remains unchanged. As always, guidance may change in the future based on several factors and therefore may not reflect future actual results.

	Quarter Ending September 30, 2026

	September 30, 2025	August 7, 2026	September 28, 2026
(in millions)	(Unaudited)	GUIDANCE	UPDATE
Revenue (less agency commissions):
Core advertising	$355	Flat, as reported	-1% to Flat, as reported
Political advertising	$8	$165 - $185	$188 - $195
Total revenue	$749	$935 - $965	$950 - $965

Operating expenses (excluding depreciation, amortization and (gain) loss on disposal of assets):
Total corporate and administrative expense	$28	$35 - $40	$30 - $35

For illustrative purposes, the table below highlights political advertising revenue trends for the first nine months of this year alongside the first nine months of the two prior “on-year” political cycles. The 2026 estimate assumes $192 million of third quarter political advertising revenue, the midpoint of Gray’s updated guidance, and includes an estimated $9 million of political advertising revenue from recent acquisitions through September 30, 2026, which is included in the updated guidance.

Gray currently anticipates that it will have no outstanding borrowings under its Revolving Credit Facility as of September 30, 2026. Current borrowing capacity under Gray’s Accounts Receivable Securitization facility is approximately $379 million, reflecting lower core commercial receivables driven by strong political advertising revenues, which are paid in advance.

Gray currently expects to report its third quarter 2026 financial results on Friday, November 6, 2026, and host its quarterly investor call at 11AM that morning.

The Company

We are a multimedia company headquartered in Atlanta, Georgia. We are the nation’s largest owner of top-rated local television stations and digital assets. We serve 117 full-power television markets that collectively reach approximately 37% of US television households. The portfolio includes 78 markets with the top-rated television station and 101 markets with the first and/or second highest rated television station in average all-day ratings across the 116 of such markets that were measured by Nielsen in 2025. We also own the largest Telemundo Affiliate group with 46 markets and Gray Digital Media, a full-service digital agency offering national and local clients digital marketing strategies with the most advanced digital products and services. Our additional media properties include video production companies Raycom Sports, Tupelo Media Group, and PowerNation Studios, and studio production facilities Assembly Atlanta and Third Rail Studios..

Cautionary Statements for Purposes of the “Safe Harbor” Provisions of the Private Securities Litigation Reform Act

This press release contains certain forward-looking statements that are based largely on our current expectations and reflect various estimates and assumptions by us. These statements are statements other than those of historical fact and may be identified by words such as “estimates,” “expect,” “anticipate,” “will,” “implied,” “assume” and similar expressions. Forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results and achievements to differ materially from those expressed in such forward-looking statements. Such risks, trends and uncertainties, which in some instances are beyond our control, include: the inability to achieve estimates of future revenue and expenses, and other future events. We are subject to additional risks and uncertainties described in our quarterly and annual reports filed with the Securities and Exchange Commission from time to time, including in the “Risk Factors,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections contained therein, which reports are made publicly available via our website, www.graymedia.com. Any forward-looking statements in this press release should be evaluated in light of these important risk factors. This press release reflects management’s views as of the date hereof. Except to the extent required by applicable law, Gray undertakes no obligation to update or revise any information contained in this press release beyond the published date, whether as a result of new information, future events or otherwise. Information about certain potential factors that could affect our business and financial results and cause actual results to differ materially from those expressed or implied in any forward-looking statements are included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” in our Annual Report on Form 10-K for the year ended December 31, 2025, and may be contained in reports subsequently filed with the U.S. Securities and Exchange Commission and available at www.sec.gov.

Gray Contact:

Alan Gould, Vice President, Investor Relations, (404) 266-8333, alan.gould@graymedia.com